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paperloop

                                    February 13, 2004


TO:   The Board of Directors of Millar Western Forest Products Ltd.


            We hereby consent to the use of our name, "Paperloop Inc." and/or "Resource Information Systems Inc." or "RISI," as it appears and where it appears in (i) the Registration Statement on Form F-4 (the "Registration Statement") filed by Millar Western Forest Products Ltd., as such may thereafter be amended or supplemented, and (ii) the prospectus contained in the Registration Statement.

                                    Very truly yours,


                                    RESOURCE INFORMATION SYSTEMS INC.


                                    By: /s/ Andrew C. Miller
                                        --------------------------------
                                        Name:  Andrew C. Miller
                                        Title: West Coast Sales Manager


55 Hawthorne, Suite 600
San Francisco, CA  94105